As filed with the Securities and Exchange Commission on
     March 23, 1999          Registration No. 333-51883

             SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC  20549
                     __________________
               POST-EFFECTIVE AMENDMENT NO. 2
                             TO
                          FORM SB-2
                   REGISTRATION STATEMENT
                            Under
                 THE SECURITIES ACT OF 1933
                      _________________

          CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC.
       (Name of Small Business Issuer in its Charter)
        Maryland              6282             52-2097010
       (State or            (Primary          (IRS Employer
         Other              Standard          Identificatio
      Jurisdiction         Industrial            n No.)
           of            Classification
     Incorporation        Code Number)
           or
     Organization)
                         401 East Pratt
                             Street
                           28th Floor
                           Baltimore,
                            Maryland
                             21202
                         (410) 625-9656
(Address and Telephone Number of Principal Executive Office)
                           ___________________
                Nathan A. Chapman, Jr., Chairman
           Chapman Capital Management Holdings, Inc.
                     401 East Pratt Street
                           28th Floor
                   Baltimore, Maryland  21202
                         (410) 625-9656
  (Name, Address and Telephone Number of Agent for Service)
                         __________________
                              Copy to:
                              '
                  Elizabeth R. Hughes, Esq.
              Venable, Baetjer and Howard, LLP
            1800 Mercantile Bank & Trust Building
                      Two Hopkins Plaza
               Baltimore, Maryland  21201-2978
                       (410) 244-7608
                     __________________

Approximate date of proposed sale to the public:  Ongoing.

If any of the securities being registered on this form is to be offered on a delayed or continuous basis pursuant to Rule
415  under  the Securities Act of 1933, check the  following
box.   [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THIS REGISTRATION STATEMENT RELATES TO THE REGISTRATION OF
AN INDEFINITE NUMBER OF SHARES SOLELY FOR MARKET-MAKING
TRANSACTIONS. PURSUANT TO RULE 429, THIS REGISTRATION
STATEMENT RELATES TO SHARES PREVIOUSLY REGISTERED ON FORM SB-
2 (FILE NO. 333-51883).






PART II    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are filed as part of this Registration Statement:

EXHIBIT
 NO.
DESCRIPTION

1.1            Form of Underwriting Agreement between the
               Company and The Chapman Co. (1)

1.2            Form of Qualified Independent Underwriter
               Agreement between the Company and Ferris
               Baker Watts Incorporated (1)

1.3            Form of Escrow Agreement between the Company
               and UMB Bank, N.A (1)
               .
3.1            Articles of Incorporation (2)

3.2            Bylaws (3)

4              Form of Common Stock Certificate (4)

5              Opinion of Venable, Baetjer and Howard, LLP
               (1)

10.1           Advisory and Administrative Services
               Agreement between Chapman Capital
               Management, Inc. and DEM Equity Fund dated
               October 28, 1997 (2)

10.2           Advisory and Administrative Services
               Agreement between Chapman Capital
               Management, Inc. and The Chapman Funds, Inc.
               dated April 30, 1997 (2)

10.3           Advisory and Administrative Services
               Agreement between Chapman Capital
               Management, Inc. and DEM, Inc. dated
               November 30, 1995 (2)

10.4           Chapman Capital Management Holdings, Inc.
               1997 Omnibus Stock Plan (2)

10.5           Advisory Agreement for Separate Account
               dated June 1, 1995 (1)

10.6           Agreement & Declaration of Trust between
               Chapman Capital Management, Inc. and Bankers
               Trust Company dated September 1996 (2)

10.7           Agreement between Bankers Trust Company and
               Chapman Capital Management, Inc. dated
               November 1, 1996 (2)

10.8           Agreement between Bankers Trust Company and
               Chapman Capital Management, Inc. dated
               November 1, 1996, Tremont Partners, Inc. and
               Stamberg Prestia, Ltd. (2)

10.9           Agreement between the Company and Chapman
               Holdings, Inc. as to Allocation of Shared
               Expenses dated as of June 19, 1998 (1)

10.10          License Agreement between the Company. and
               Nathan A. Chapman, Jr. dated as of June 9,
               1998 (1)

10.11          Lock-up Agreement between the Company and
               Nathan A. Chapman, Jr. dated December 28,
               1997 (1)

10.12          $100,000 Promissory Note of Nathan A.
               Chapman, Jr. to the Company dated May 1,
               1998 (4)
10.13          $285,587 Promissory Note of Nathan A.
               Chapman, Jr. to the Company dated March 11,
               1998 (4)
21             Subsidiaries of Company (2)

23.1           Consent of Arthur Andersen, LLP (3)

23.2           Consent of Venable, Baetjer and Howard, LLP
               (included in Exhibit 5)

24             Power of Attorney (3)

____________________

(1)  Incorporated by reference to Pre-Effective Amendment  2 to  the Company's Registration Statement on Form SB-2  (File
No.  333-51883)  as filed with the Securities  and  Exchange
Commission on June 22, 1998.

(2)  Incorporated by reference to the Company's Registration
Statement on Form SB-2 (File No. 333-51883) as filed with the Securities and Exchange Commission on May 5, 1998.

(3)  Filed herewith.

(4)  Incorporated by reference to the Company's Quarterly
Report on Form 10-QSB for the quarter ended June 30, 1998, as filed with the Securities and Exchange Commission.
                         SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment 2 to the Registration Statement to be signed on its behalf by the undersigned, in the city of Baltimore, state of Maryland, on March 23, 1999.

                              CHAPMAN CAPITAL MANAGEMENT
                              HOLDINGS, INC.


                              By:  /S/ NATHAN A. CHAPMAN,
JR.
                                      Nathan A. Chapman, Jr.
                                      President and Chairman
of the Board

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment 2 to the Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                 Title and Capacity  Date


/S/ NATHAN A. CHAPMAN,     President and       March 23,
JR.                        Chairman            1999
Nathan A. Chapman, Jr.     of the Board
                           (Principal
                           Executive Officer)


/S/ MARIA MARKHAM-THOMPSON Chief Financial     March 23,
Maria Markham-Thompson     Officer (Principal  1999
                           Financial Officer
                           and Principal
                           Accounting
                           Officer)
The Entire Board of
Directors

   Nathan A. Chapman, Jr.
   Theron Stokes
   Earl U. Bravo
   Robert L. Wallace

                                               March 23,
By: /S/ NATHAN A. CHAPMAN,                     1999
JR.
       Nathan A. Chapman,
Jr.
       Attorney-in-Fact

                        EXHIBIT INDEX

 EXHIBIT NO.              DESCRIPTION              PAGE NO.

     3.2       By-laws of the Company.

    23.1       Consent of Arthur Andersen LLP

     24        Power of Attorney.


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